Exhibit 99.1

Legacy Housing Corporation Appoints New Chief Financial Officer and Announces Auditor Change

BEDFORD, TX -- (GLOBAL NEWSWIRE) – July 17, 2019 – Legacy Housing Corporation (NASDAQ: LEGH) today announced that Cornelius (Cork) Van Den Handel has been appointed as its new Chief Financial Officer and Corporate Treasurer, effective July 12, 2019.

Mr. Van Den Handel, in a career spanning more than thirty years, has served as a chief financial officer, as well as other C-level strategic and operational positions, in public, private-equity backed, and start-up companies, including most recently serving as the Managing Principal of Vector Enterprises, LLC, a consulting company that provides finance, operational, compliance, and strategic consulting services for companies. Mr. Van Den Handel was previously CFO of three different companies, including Aviall, Inc. (a NYSE company prior to its acquisition by The Boeing Company). He brings extensive experience in strategic and business planning, acquisitions and integrations, public company investor relations, debt and equity financing, operational restructuring, and process enhancement.

Mr. Van Den Handel earned an MBA from the University of Texas and a bachelor’s degree in aerospace engineering from the University of Southern California.

Kenny Shipley, the CEO of Legacy, stated: “I am thrilled to welcome Cork as the CFO of Legacy. He brings a wealth of knowledge and experience, including with manufacturing operations, that will assist us in strategically growing the business and operating as a public company. He has a proven track record of leadership and delivering strong performance and growth for companies. Cork will make an immediate impact on our financial team and our entire company.”

Mr. Van Den Handel replaces Jeff Burt, who, as part of the management reorganization, will remain with Legacy as the Chief Accounting Officer.

Mr. Shipley added, “We are excited that Jeff remains a key part of our team, and I look forward to the new roles both Cork and Jeff will play in the leadership of Legacy.”

Legacy also announced today that it has appointed BKD, LLP as its independent registered public accounting firm.

BKD replaces Grant Thornton, LLP as the independent auditor of Legacy.  BKD’s appointment was approved by Legacy’s Board of Directors and the members of the Audit Committee.

The consolidated financial statements of Legacy for the years ended December 31, 2017 and 2018, and the subsequent interim period ending July 17, 2019, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change auditors was not the result of any disagreement between Legacy and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

“I want to thank Grant Thornton for its hard work and the services rendered, especially during the IPO process,” said Mr. Shipley. “But considering Legacy’s overall size and status as an emerging growth company, a change to BKD’s cost structure seemed the logical and prudent move for Legacy and our shareholders. We look forward to working with both Grant Thornton and BKD to ensure the transition is as seamless as possible.”

About Legacy Housing Corporation

Legacy Housing Corporation builds, sells and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores and are sold directly to manufactured housing communities. We are the fourth largest producer of manufactured homes in the United States as ranked by the latest data available from the Manufactured Housing Institute. With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms. Our homes range in price, at retail, from approximately $22,000 to $120,000.

Forward Looking Statements

Statements in this press release constitute forward-looking statements as defined in the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act.  Forward-looking statements involve substantial risk and uncertainties that may cause actual results to differ materially from expectations. Forward-looking statements represent our beliefs and assumptions only as of the date of this press release.  We disclaim any obligation to update forward-looking statements, except as required by applicable law.

Investor Inquiries:

Neal Suit, (817) 799-4906
investors@legacyhousingcorp.com

or

Media Inquiries:

Casey Mack, (817) 799-4904

pr@legacyhousingcorp.com